                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       Service Corporation International
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                      LOGO
                                    SERVICE
                                  CORPORATION
                                 INTERNATIONAL

                                PROXY STATEMENT
                         AND 1997 ANNUAL MEETING NOTICE

                       SERVICE CORPORATION INTERNATIONAL
                      1929 ALLEN PARKWAY, P.O. BOX 130548
                           HOUSTON, TEXAS 77219-0548

                             ----------------------

                              PROXY STATEMENT AND
                              1997 ANNUAL MEETING
                                     NOTICE

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 1997

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Service Corporation International will be held in the Texas Commerce Center Auditorium, First Floor, Texas Commerce Center, 601 Travis, Houston, Texas, on Thursday, May 8, 1997, at 10:00 a.m., Houston time, for the following purposes:

          (1) To elect five directors as members of the class of directors to serve until the third succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; and

          (2) To act on such other business that may properly come before the meeting or any adjournment(s) thereof.

     The transfer books of the Company will not be closed, but only holders of Common Stock of record at the close of business on March 21, 1997 will be entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding stock entitled to vote is required for a quorum.

     The management sincerely desires your presence at the meeting. However, so that we may be sure that your vote will be included, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors

                                            James M. Shelger, Secretary

Houston, Texas
April 11, 1997

                                PROXY STATEMENT

                       SERVICE CORPORATION INTERNATIONAL
         1929 ALLEN PARKWAY, P.O. BOX 130548 HOUSTON, TEXAS 77219-0548

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Service Corporation International, a Texas corporation ("SCI" or the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held in the Texas Commerce Center Auditorium, First Floor, Texas Commerce Center, 601 Travis, Houston, Texas, on Thursday, May 8, 1997, at 10:00 a.m., Houston time, and at any recess or adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 11, 1997. A copy of the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1996, including the consolidated financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting.

     At March 21, 1997, the Company had outstanding and entitled to vote 238,757,934 shares of Common Stock, $1.00 par value ("Common Stock"). The holders of Common Stock will be entitled to one vote per share on each matter considered. A majority of the votes entitled to be cast must be represented at the Annual Meeting, in person or by proxy, so that a quorum may be present for the transaction of business. Only shareholders of record at the close of business on March 21, 1997 will be entitled to vote at the Annual Meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for (a) the election of directors, and (b) the approval of such other matters as may properly come before the meeting or any adjournment thereof.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by a later dated proxy or by written notice of revocation filed with the Secretary of the Company. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person.

     In the election of directors, a shareholder has the right to vote the number of shares owned by the shareholder for as many persons as there are directors to be elected. The Company's articles of incorporation do not permit cumulative voting. Abstentions are counted toward the calculation of a quorum. An abstention has the same effect as a vote against the proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes which have staggered terms of three years each. The five directors whose terms expire at this Annual Meeting have been renominated for three-year terms expiring at the 2000 Annual Meeting of Shareholders. The terms of office of the directors in the other two classes expire at the Annual Meetings of Shareholders to be held in 1998 and 1999.

     The enclosed proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided below.

     Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board of Directors.

     With respect to the class of directors whose terms expire at the 1998 Annual Meeting, there is a vacancy occasioned by the resignation of a director in October 1995. This vacancy has not been filled by the Board of Directors although it may be filled in the future. Proxies cannot be voted on the election of directors for a greater number of persons than five, which is the number of nominees named herein.

     The following table sets forth, as to each nominee for election and each director whose term will continue, such person's name and age, the committees on which such person serves, the person's principal position with the Company and the year in which such person was first elected a director of the Company.

                             ELECTION OF DIRECTORS

                                                                                           DIRECTOR
                   NAME                          PRINCIPAL POSITION WITH THE COMPANY        SINCE       AGE
                   ----                          -----------------------------------       --------     ---
DIRECTOR NOMINEES FOR TERMS EXPIRING AT THE 2000 ANNUAL MEETING:
Anthony L. Coelho.........................  Director                                         1991        54
A. J. Foyt, Jr............................  Director                                         1974        62
E. H. Thornton, Jr.(1)(2)(3)..............  Director                                         1962        87
R. L. Waltrip(1)(4)(5)....................  Chairman of the Board and Chief Executive
                                            Officer                                          1962        66
Edward E. Williams(1)(3)(4)...............  Director                                         1991        51

DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING:
Douglas M. Conway(3)......................  Director                                         1981        76
James J. Gavin, Jr.(3)....................  Director                                         1986        74
B. D. Hunter(1)...........................  Director                                         1986        67
John W. Mecom, Jr.(2).....................  Director                                         1983        57

DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING:
Jack Finkelstein(1)(3)(4).................  Director                                         1965        69
James H. Greer(2).........................  Director                                         1978        70
L. William Heiligbrodt(1)(4)(5)...........  Director, President and Chief Operating
                                            Officer                                          1975        55
Clifton H. Morris, Jr.....................  Director                                         1990        61
W. Blair Waltrip(1)(4)(5).................  Director and Executive Vice President
                                            Operations                                       1986        42

---------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Investment Committee

(5) Member of Directors Stock Committee and 1996 Nonqualified Incentive Plan Stock Option Committee

     Set forth below is each director's principal occupation and certain other directorships, if any, held by such person. Unless otherwise indicated below, each director has been engaged in his current principal occupation during the last five years.

     Anthony L. Coelho is Chairman and Chief Executive Officer of Coelho Associates (investment consulting and brokerage firm) since July 1995 and of ETC w/tci, Inc. (training and communication firm) since October 1995. Prior thereto, from January 1990 to July 1995, he was President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc. (asset management firm) and from October 1989 to July 1995, Managing Director, Wertheim Schroder & Co., Inc. (investment banking firm). Mr. Coelho is a member of the Board of Directors of AutoLend Group, Inc., Cyberonics, Inc., ICF Kaiser International, Inc., International Thoroughbred Breeders, Inc., TEI, Inc. and Tele-Communications, Inc.

     A. J. Foyt, Jr. is President of A. J. Foyt Enterprises, Inc. (designer, manufacturer and exhibitor of high-speed engines and racing vehicles and marketer of automotive vehicles).

     E. H. Thornton, Jr. is an attorney with Thornton & Burnett, Attorneys at
Law.

     R. L. Waltrip is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Waltrip is a member of the Board of Directors of TEI, Inc.

     Edward E. Williams is the Henry Gardiner Symonds Professor and Director of the Entrepreneurship Program at the Jesse H. Jones Graduate School of Administration at Rice University. He is also Managing Director of First Texas Venture Capital (investment company). Dr. Williams is a member of the Board of Directors of Equus II Incorporated.

     Douglas M. Conway is retired.

     James J. Gavin, Jr. is retired. Mr. Gavin is a member of the Board of Directors of Huntco, Inc. and a Trustee of Benchmark Funds.

     B. D. Hunter is Chairman of the Board and Chief Executive Officer of Huntco Inc. (intermediate steel processor). Mr. Hunter is a member of the Board of Directors of Mark Twain Bancshares, Inc., Cash America International, Inc. and Celebrity, Inc.

     John W. Mecom, Jr. is the Chairman of the Board of The John W. Mecom Company (personal and family investments).

     Jack Finkelstein is engaged in personal and family trust investments.

     James H. Greer is Chairman of the Board of Shelton W. Greer Co., Inc. (engineering, manufacturing, fabrication and installation of building specialty products). Mr. Greer is a member of the Board of Directors of Cash America International, Inc., AmeriCredit Corp. and TEI, Inc.

     L. William Heiligbrodt is the President and Chief Operating Officer of the Company. Mr. Heiligbrodt is a member of the Board of Directors of BJ Services Company.

     Clifton H. Morris, Jr. is the Chairman of the Board and Chief Executive Officer of AmeriCredit Corp. (financing of automotive vehicles).

     W. Blair Waltrip is the Executive Vice President Operations of the Company. Since January 1990, Mr. Waltrip also served as Chairman of the Board and President of Service Corporation International (Canada) Limited ("SCIC"), a Company subsidiary which was 31% publicly owned until September 1995. Mr. Waltrip is a member of the Board of Directors of TEI, Inc. Mr. W. Blair Waltrip is the son of Mr. R. L. Waltrip.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during 1996. Standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee, Investment Committee, Directors Stock Committee and 1996 Nonqualified Incentive Plan Stock Option Committee.

     The Executive Committee has authority to exercise many of the powers of the Board, including selections made upon its own motion of nominees for election to the Board, and generally acts during periods when there is no regular meeting of the Board. The Executive Committee held twelve meetings during 1996.

     The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent and internal auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of all accounting and financial services. During 1996, the Audit Committee held two meetings.

     The Compensation Committee, which has the general duty to review and approve compensation for officers, including the granting of bonuses and the administration of the Company's stock and stock option plans, held three meetings during 1996.

     The Investment Committee's primary functions are to establish overall guidelines and review the transactions in the investment portfolios of independent trusts which hold funds collected by the Company and required to be held in trust under various state laws. During 1996, the Investment Committee held ten meetings.

     The Directors Stock Committee administers the 1995 Stock Plan For Non-Employee Directors. The 1996 Nonqualified Incentive Plan Stock Option Committee administers the 1996 Nonqualified Incentive Plan. These committees did not hold any meetings in 1996.

     During 1996, each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served.

                       OVERVIEW OF EXECUTIVE COMPENSATION

     During 1996, SCI enjoyed increased revenues and net income. In management's opinion, SCI has generated excellent returns for its shareholders. For example, an investment of $100 in SCI's stock at the end of 1991 would have been worth $337 by year-end 1996, producing a total shareholder return (assuming quarterly reinvestment of dividends) of 237% for this period. During the same period, a $100 investment in the S&P 500 Index (assuming quarterly reinvestment of dividends) would have been worth $203, which represents a 103% total return. Thus, SCI's total shareholder return over the five-year period ended December 31, 1996 was more than two times the return generated by the broader market index.

     During 1996, the Company acquired 210 funeral service locations, 35 cemeteries and nine crematoria. Including these acquisitions, the Company operated 2,882 funeral service locations, 345 cemeteries and 150 crematoria located in North America, Europe and the Pacific Rim as of the end of 1996.

     SCI remains committed to a path of growth and continued focus on increasing shareholder value. To achieve these aims, the Company's Board of Directors believes that it is crucial to provide key employees with substantial incentive compensation opportunities tied to performance. These incentive programs (which are described in the Compensation Committee Report set forth below) are intended to enable the Company to retain and attract the core talent needed to sustain the results achieved over the last five years. The central focus of SCI's total compensation program is intended to forge a direct link between the economic interests of shareholders and management.

     SCI's Board of Directors and employees are proud of the Company's accomplishments in 1996.

PERFORMANCE GRAPH

     The following graph presents the Company's cumulative shareholder return over the period from December 31, 1991 to December 31, 1996. The Company is compared to the S&P 500 Index and to a Peer Group Index. Each Index assumes $100 invested at the close of trading on December 31, 1991 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

  The data source for the following graph is S&P Compustat Services.

                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN
                                   1991-1996

 MEASUREMENT PERIOD                                  S&P 500           PEER
(FISCAL YEAR COVERED)                SCI              INDEX            GROUP
1991                                 $100             $100              $100
1992                                  104              108               113
1993                                  152              118               123
1994                                  163              120               128
1995                                  262              165               153
1996                                  337              203               186

Peer Group companies are: Airtouch Communications Inc., American Greetings, Corning Inc., Dial Corp., Harcourt General Inc., Harris Corp., Jostens Inc., Minnesota Mining & Mfg. Co., Pioneer Hi-Bred International, TRW Inc., Viad Corp., and Whitman Corp. These companies are the same companies that previously made up the S&P Miscellaneous Index, with the addition of Viad Corp. Dial Corp. split into two companies (Dial Corp. and Viad Corp.) in 1996, so Viad Corp. has been added to the analysis. Standard & Poor's discontinued its S&P Miscellaneous Index after 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is a committee of outside Directors chaired by Mr. E. H. Thornton, Jr. Other members are Mr. James
H. Greer and Mr. John W. Mecom, Jr. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company, including long-term incentive arrangements. The Committee has ultimate responsibility for aligning the Company's total compensation programs with its business strategy and for assuring shareholders that pay delivery programs are effective, responsible and competitive when compared to similarly situated organizations. This Committee report documents the basis on which 1996 compensation determinations were made and further describes the components of officer compensation programs for the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Committee that all compensation programs should (1) link pay and performance, and (2) attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives. The Company also focuses strongly on stock-based compensation, since this form of compensation provides the clearest link to enhanced shareholder value. From time to time, the Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans.

     The Company's compensation programs for executives include base salaries, annual performance-based incentives and long-term incentives. Each of these pay delivery programs is further detailed below.

BASE SALARIES

     Base salaries for the Company's officers in 1996 were reviewed through comparisons with a group of approximately 83 companies of similar size (as measured by revenues and level of earnings) across various industries (the "Comparison Group"). The competitive pay data is not drawn from the entire group of companies which comprise the Peer Group Index (formerly the S&P Miscellaneous Index) reflected in the performance graph in this proxy statement, since the Committee believes revenue size and earnings level comparisons are more appropriate criteria for establishing base salary and annual incentive compensation rates. There has been no attempt to tie together the performance graph companies and the Comparison Group although there is some overlap between the groups. The Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Committee, using its discretion, considers market base salary rates at the 75th percentile of salaries of the Comparison Group, and considers earnings per share growth, operating income growth, sales growth, and total shareholder return. The Committee also makes a subjective review of individual performance in making base salary decisions for officers. These criteria are assessed in a non-formula fashion and are not weighted. All of the officers shown in the summary compensation table (the "Named Executives") have employment agreements (see "Executive Employment Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, under the agreements, base salaries may not be decreased. In 1996, the Named Executives received salary increases averaging approximately eight percent over the prior year. However, the size of increases ranged from a low of 2.8% to a high of 15.6%. The current base salary levels for Named Executives are, overall, consistent with the Company's philosophy of targeting the 75th percentile of salaries of the Comparison Group. With respect to an item of compensation of an executive, the term "75th percentile" means a level of compensation which is greater than the compensation of peer executives at 75% of the companies in a survey or selected group of companies.

ANNUAL INCENTIVE COMPENSATION

     All of the Company's officers have a significant portion of their total compensation at risk through annual incentive opportunities that are linked to key financial and operational objectives for the Company on a consolidated basis. The objective of this policy is to focus the Named Executives on the attainment of objectives that the Committee believes are primary determinants of share price over time. While the

Committee has discretion to consider other factors (including operating income growth, sales growth and total shareholder return), the primary basis for determining awards is earnings per share growth. Actual awards are proportionately decreased or increased on the basis of the Company's earnings per share growth compared to target, subject to maximum award amounts. Target award levels are set at approximately the 75th percentile of annual incentive compensation of the Comparison Group. Payments are generally made in cash and are subject to the discretion of the Committee.

     In the first quarter of 1996, the Committee established performance goals for 1996. Annual incentive awards earned for 1996 performance were significantly above target for the Named Executives because the Company's earnings per share growth of 22% exceeded 1996 targeted levels of growth in earnings per share. No corporate performance criterion or factor other than earnings per share growth was considered for 1996.

LONG-TERM INCENTIVE COMPENSATION

     In recent years, the Committee has placed significant emphasis on stock-based compensation for officers. In 1996, new long-term incentive awards for corporate officers were limited to four of the five Named Executives since one of the Named Executives (Mr. Pullins) and all of the other officers had previously received significant performance-based stock option awards in 1995. The stock option awards made to Named Executives in 1996 (other than the Chief Executive Officer ("CEO"), whose award is described below) were established between the 75th and 90th percentiles of annual grant levels of long-term incentive practices of a survey group of 26 companies (the "Survey Group") having high earnings per share growth rates similar to the Company's. There has been no attempt to tie together the performance graph companies and the Survey Group, although there is overlap between companies in the S&P 500 Index and the Survey Group. In determining the size of the 1996 option grants, the Committee did not consider restricted stock grants made in prior years or the number and value of stock options held by such executives. These stock options (other than the CEO's) fully vest eight years after the grant date. However, vesting is automatically accelerated if SCI's stock price per share reaches certain pre-determined target prices within five years of the date of grant as follows:

                           TARGET                            OPTION
                        SHARE PRICE                          VESTING
                        -----------                          -------
   $30......................................................   20%
   $35......................................................   50%
   $40......................................................  100%

These stock price targets must be sustained for 10 consecutive trading days before vesting is accelerated.

     Messrs. R. L. Waltrip, Heiligbrodt, W. Blair Waltrip and Morrow also received accelerated payouts equal to the total value of the awards under the 1995 Long-Term Cash Performance Plan. Approximately 48% of these awards vested for 1995 based on the attainment of pre-established earnings per share objectives approved by the Committee at the plan's inception. However, the Committee chose to accelerate in 1996 the payout of the remaining unvested balances of the awards based on the Company's outstanding total shareholder return results and a desire to focus ongoing long-term incentives on share price improvement.

1996 CHIEF EXECUTIVE OFFICER PAY

     As described above, the Company manages its pay for all executives, including the CEO, considering both a pay-for-performance philosophy and market rates of compensation for each executive position. Specific actions taken by the Committee regarding the CEO's compensation are summarized below.

  Base Salary

     In 1996, Mr. R. L. Waltrip's salary was increased from $776,000 to $798,000, a 2.8% increase. This base salary is consistent with the Company's philosophy of targeting the 75th percentile of the salaries of the

Comparison Group. Mr. Waltrip's base salary increase was determined on the same basis as salary increases for other officers.

  Annual Incentive Compensation

     The annual incentive earned by the CEO for 1996 performance was $2,170,500, which was paid in cash. This annual incentive was calculated using a performance/payout formula with earnings per share growth as the sole corporate performance measure. The actual annual incentive award was above target since the Company's earnings per share performance was well above target. While the Committee had discretionary authority to make downward adjustments, the Committee concluded the CEO's individual performance was at the same level as the Company's earnings per share growth performance, so no downward adjustment to the annual incentive calculation was made by the Committee.

  Long-Term Incentive Compensation

     The CEO received a grant of 440,000 stock options in 1996. These stock options vest over two years, have a term of 10 years and were granted with an option price equal to 100% of fair market value of the stock on the date of grant. The size of the option award was established at the 90th percentile of annual grant levels of long-term incentive practices of the Survey Group. The performance sensitivity of this grant is built into the stock option concept, since the executive receives no benefit from stock options unless the share price rises.

     In 1995, the CEO received a long-term cash performance award of $1,435,000 under the 1995 Long-Term Cash Performance Plan. Approximately 48% of this award vested for 1995 based on the pre-established earnings per share objectives approved by the Committee at the plan's inception. However, the Committee chose to accelerate in 1996 the payout of the remaining $740,300 unvested balance of the award based on the Company's outstanding total shareholder return results and the desire to focus ongoing long-term incentive on share price improvement. $590,000 of the award was deferred into 1997 to preserve tax deductibility of the payouts for the Company. Further, the CEO receives interest accruals of $60,000 on the deferred amount.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     Subject to certain exceptions, the Omnibus Budget Reconciliation Act of 1933 ("OBRA") prohibits publicly traded companies from receiving a tax deduction on compensation paid to named executive officers in excess of $1 million annually. The Committee has not adopted a policy relating to OBRA and believes that compensation is more important than tax deductibility in focusing management on its goal of increasing shareholder value. For 1996 compensation, however, the Committee believes that there will be little if any impact from OBRA to the Company due to various exceptions to the $1 million limitation.

                                            COMPENSATION COMMITTEE:

                                              E.H. Thornton, Jr., Chairman
                                              James H. Greer
                                              John W. Mecom, Jr.

           CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS

CASH COMPENSATION

     The following table sets forth information for the three years ended December 31, 1996 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------
                                                                                        LONG-TERM COMPENSATION
                                                                                 -------------------------------------
                                                ANNUAL COMPENSATION                     AWARDS               PAYOUTS
----------------------------------------------------------------------------------------------------------------------
          NAME AND                                                               RESTRICTED                 LONG-TERM
     PRINCIPAL POSITION                                         OTHER ANNUAL       STOCK       STOCK        INCENTIVE
     ------------------        YEAR   SALARY(1)     BONUS      COMPENSATION(2)    AWARD(3)    OPTIONS       PAYOUTS(4)
----------------------------------------------------------------------------------------------------------------------
 R. L. Waltrip                 1996   $844,000    $2,170,500     $  266,976       $      0     440,000       $740,300
 Chairman and                  1995    821,750     1,919,400        713,312              0           0        694,700
 Chief Executive Officer       1994    794,500     1,250,100      1,105,555              0     227,500              0
 L. William Heiligbrodt        1996    566,000     1,238,400        192,998              0     400,000        441,100
 President and                 1995    551,500     1,095,600        470,513              0           0        413,900
 Chief Operating Officer       1994    531,250       761,400        855,043              0     172,500              0
 W. Blair Waltrip              1996    416,000       800,800        125,090              0     200,000        234,700
 Executive Vice President      1995    387,277       629,900        271,447              0           0        220,300
 Operations                    1994    372,827       450,900        399,192              0     155,000              0
 John W. Morrow, Jr.           1996    318,000       580,800         90,758              0     130,000        208,900
 Executive Vice President      1995    301,500       489,700        197,961              0           0        196,100
 Corporate Development         1994    293,500       360,000        324,722              0      52,500              0
 Jerald L. Pullins             1996    320,000       598,400        260,535              0           0              0
 Executive Vice President      1995    290,000       436,500         95,800        170,625     400,000              0
 European Operations           1994    260,000       284,900         66,758         94,281      30,000              0
----------------------------------------------------------------------------------------------------------------------

-----------------------------  ---------------

-----------------------------  ---------------
          NAME AND
     PRINCIPAL POSITION           ALL OTHER
     ------------------        COMPENSATION(5)
-----------------------------  ---------------
 R. L. Waltrip                    $272,234
 Chairman and                       78,580
 Chief Executive Officer            78,410
 L. William Heiligbrodt             69,846
 President and                         787
 Chief Operating Officer               739
 W. Blair Waltrip                   41,238
 Executive Vice President              830
 Operations                            830
 John W. Morrow, Jr.                58,336
 Executive Vice President            1,481
 Corporate Development               1,360
 Jerald L. Pullins                  50,779
 Executive Vice President              735
 European Operations                   639
--------------------------------------------------------------

(1) Salary includes director fees of $57,000 each for Messrs. R. L. Waltrip, Heiligbrodt and W. Blair Waltrip.

(2) Figures include tax gross-up payments on restricted stock award vestings which are taken into consideration when determining the total value of each award. Figures also include other executive perquisites and benefits, including, for 1996, $110,500 for Interest Reimbursement for Mr. R. L. Waltrip; $43,712 for use of aircraft and $65,000 for Interest Reimbursement for Mr. Heiligbrodt; $31,933 for use of aircraft and $39,000 for Interest Reimbursement for Mr. W. Blair Waltrip; $34,125 for Interest Reimbursement for Mr. Morrow; and $75,939 for expatriate allowances for Mr. Pullins. "Interest Reimbursement" means a payment to the individual as reimbursement of interest paid by him on the loan from the Company described in the fifth paragraph under "Certain Transactions."

(3) At December 31, 1996, the number and value of restricted stock holdings not vested of the Named Executives were as set forth in the following table. Dividends are paid on restricted shares.

                                         -----------------------------
                                             SHARES         VALUE
----------------------------------------------------------------------
 Jerald L. Pullins                            8,122        $227,416
----------------------------------------------------------------------

(4) The amounts for 1995 vested and were paid pursuant to the earnings per share objectives of the 1995 Long-Term Cash Performance Plan. The amounts for 1996 were accelerated as described in the Compensation Committee Report.

(5) Consists of the following for 1996: $270,014 for split dollar life insurance and $2,220 for term life insurance for Mr. R. L. Waltrip; $68,970 for split dollar life insurance and $876 for term life insurance for Mr. Heiligbrodt; $40,433 for split dollar life insurance and $805 for term life insurance for Mr. W. Blair Waltrip; $56,780 for split dollar life insurance and $1,556 for term life insurance for Mr. Morrow; and $49,992 for split dollar life insurance and $787 for term life insurance for Mr. Pullins.

STOCK OPTIONS

Option Grants in 1996

                                            NUMBER OF    % OF TOTAL
                                            SCI SHARES    OPTIONS
                                            UNDERLYING   GRANTED TO   EXERCISE                 GRANT DATE
                                  GRANT      OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION    PRESENT
                                   DATE     GRANTED(1)    IN 1996     SHARE(2)       DATE       VALUE(3)
                                 --------   ----------   ----------   ---------   ----------   ----------
R. L. Waltrip..................  02/15/96    440,000        19.6%      $22.6250    02/14/06    $4,695,856
L. William Heiligbrodt.........  02/15/96    400,000        17.9       22.6250     02/14/06     3,906,680
W. Blair Waltrip...............  02/15/96    200,000         8.9       22.6250     02/14/06     1,953,340
John W. Morrow, Jr.............  02/15/96    130,000         5.8       22.6250     02/14/06     1,269,671

---------------

(1) The stock options granted to Mr. R. L. Waltrip vested 50% on February 15, 1997 and will vest 50% on February 15, 1998. The stock options granted to Messrs. Heiligbrodt, W. Blair Waltrip and Morrow will vest upon the occurrence of certain events, including vesting at 8 years after the date of the grant, or earlier if the Common Stock meets certain target price levels during the first 5 years from the date of the grant. If the market price of the Common Stock exceeds or equals the following target price for 10 consecutive trading days, the stock options will vest as follows:

                        TARGET                        OPTION
                     SHARE PRICE                      VESTING
                     -----------                      -------
       $30........................................       20%
       $35........................................       50%
       $40........................................      100%

     Each option will also fully vest upon a change of control of the Company (as defined in the plan).

(2) The exercise price for all grants is the average market price at the date of grant.

(3) The present value of options is based on a present value model known as the "Black-Scholes option pricing model" to arrive at the values shown. The choice of such valuation method does not reflect any belief by SCI's management that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the grants are: volatility rate of 27.19%; annual dividend yield of 1.00%; risk free interest rate of 7.46%; and adjustment for risk of forfeiture is 3% per year for five years. An adjustment for the risk of forfeiture is 3% per year for two years for the options granted to Mr. R. L. Waltrip.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1996 OPTION VALUES

                                                            NUMBER OF SHARES                  VALUE OF UNEXERCISED
                             SHARES                  UNDERLYING UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS AT
                            ACQUIRED                      AT DECEMBER 31, 1996                  DECEMBER 31, 1996
                               ON         VALUE     ---------------------------------   ---------------------------------
           NAME             EXERCISE     REALIZED   EXERCISABLE(1)   UNEXERCISABLE(2)   EXERCISABLE(1)   UNEXERCISABLE(2)
           ----            -----------   --------   --------------   ----------------   --------------   ----------------
R. L. Waltrip.............   24,000      $423,751      105,000           3,592,500        $1,189,997       $49,847,498
L. William Heiligbrodt....   21,000       408,188       75,000           2,337,500           849,998        31,312,499
W. Blair Waltrip..........   21,000       370,782       50,000           1,325,000           566,665        17,995,833
John W. Morrow, Jr........        0             0       35,000           1,097,500           396,666        15,265,833
Jerald L. Pullins.........        0             0       20,000             410,000           226,666         4,575,813

---------------

(1) The amounts in the column are for exercisable options to acquire shares of common stock of Equity Corporation International ("ECI").

(2) The amounts in the table include unexercisable options as follows:

    R. L. Waltrip -- 52,500 shares of ECI valued at $594,998 at December 31,
    1996.

    L. William Heiligbrodt -- 37,500 shares of ECI valued at $424,998 at December 31, 1996.

    W. Blair Waltrip -- 25,000 shares of ECI valued at $283,332 at December 31, 1996.

    John W. Morrow, Jr. -- 17,500 shares of ECI valued at $198,333 at December 31, 1996.

    Jerald L. Pullins -- 10,000 shares of ECI valued at $113,333 at December 31, 1996.

RETIREMENT PLANS

  Cash Balance Plan

     The SCI Cash Balance Plan is a defined benefit plan. Each participant in the plan has an account, which will be credited, each year that a participant qualifies, with a Company contribution (based on annual compensation and years of benefit service) and interest. The chart below is the percentage applied to total compensation for determining the Company contribution for each participant.

                                                              PERCENTAGE OF
                  YEARS OF BENEFIT SERVICE                    COMPENSATION
                  ------------------------                    -------------
Less than six years.........................................      5.5%
Six to ten years............................................      6.5%
Eleven or more years........................................      8.0%

     The maximum compensation used in computing benefits under the SCI Cash Balance Plan for 1996 was limited to $150,000.

     For the period January 1, 1996 to December 31, 1996, interest for each account was credited at the annual rate of 5.25%.

  Estimated Annual Benefits Payable at Age 65

                            NAME                              ANNUAL BENEFIT
                            ----                              --------------
R. L. Waltrip...............................................     $118,852*
L. William Heiligbrodt......................................       28,819
W. Blair Waltrip............................................       81,551
John W. Morrow, Jr..........................................       15,502
Jerald L. Pullins...........................................       32,548

---------------

* Currently being paid.

     Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

     The predecessor plan, the SCI Pension Plan, was restated and renamed the SCI Cash Balance Plan effective October 1, 1993. The SCI Pension Plan, a defined benefit plan, assumed employment continued to a normal retirement date of age
65. The annuity provided by the SCI Pension Plan, payable for life with 120 monthly payments certain, would provide a monthly benefit computed as follows:
40% of final average monthly compensation for the highest five consecutive years multiplied by a fraction of which the numerator is the years of benefit service (not to exceed 30) and the denominator is 30.

     Employees at least age 60 years old with 10 years of benefit service on September 30, 1993 will receive the greater of the benefit they would have earned under the SCI Pension Plan or the benefit earned under the SCI Cash Balance Plan.

     The credited years of service under the SCI Cash Balance Plan as of December 31, 1996, for the following named individuals are as follows: R. L. Waltrip (40), L. William Heiligbrodt (9), W. Blair Waltrip (19), John W. Morrow, Jr. (7) and Jerald L. Pullins (14).

  Supplemental Executive Retirement Plan
     for Senior Officers

     The Supplemental Executive Retirement Plan for Senior Officers ("SERP for Senior Officers") is a non-qualified plan which covers officers and subsidiary operating presidents, including the Named Executives.

Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan are set by the Compensation Committee from time to time. The Compensation Committee has set current guidelines such that the annual benefits will generally equal a percentage (75% for the Chairman and the President, and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60. These guidelines will not be applied if the participant would have been entitled to higher benefits under the Committee's previous guidelines.

     Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age fifty-five. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

     The table below sets forth benefits for the Named Executives.

                 ANNUAL BENEFITS UNDER SERP FOR SENIOR OFFICERS

                                                              ESTIMATED ANNUAL
                                                              BENEFIT AT AGE 60
                                                              -----------------
R L. Waltrip................................................         $1,075,006(1)
L. William Heiligbrodt......................................            655,021(2)
W. Blair Waltrip............................................            574,580(2)
John W. Morrow, Jr..........................................            255,750
Jerald L. Pullins...........................................            263,500

---------------

(1) This is Mr. R. L. Waltrip's actual benefit which, pursuant to his election, is being paid in the form of monthly installments beginning January 1, 1995.

(2) Current participants have the greater of the benefit they would have earned under the previous guidelines or the amount provided by the current guidelines. For Mr. Heiligbrodt and Mr. W. Blair Waltrip, the annual benefit is the amount earned under the previous guidelines.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has executive employment agreements with its executive officers, including Messrs. R. L. Waltrip, Heiligbrodt, W. Blair Waltrip, Morrow and Pullins. The agreements have an initial term of five years for Mr. R. L. Waltrip, four years for Mr. Heiligbrodt and three years for each of Messrs. W. Blair Waltrip, Morrow and Pullins. Upon annual authorization by the Board of Directors, the terms are extended for an additional year unless notice of nonrenewal is given by either party. If such notice is given by the Company or if the Board of Directors does not authorize renewal, the employment period is extended so as to terminate the same number of years after the date of such notice as the original term of the agreement. The agreements provide for base salaries, which may be increased by the Board of Directors, and the right to participate in bonus and other compensation and benefit arrangements. As of March 21, 1997, the base salaries for Messrs. R. L. Waltrip, Heiligbrodt, W. Blair Waltrip, Morrow and Pullins were $798,000, $585,000, $385,000, $330,000 and $340,000, respectively.

     In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years and continuation of welfare plan benefits. If an executive is terminated without cause, he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to terminate his employment for certain specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement ("Good Reason"), or without any reason during the 30-day period beginning one year after the change of control (the "Window Period"), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus (b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years plus (c) a multiple (equal to the number of years in the initial term) of both the executive's base salary and his highest recent bonus.

     Upon termination of his employment, each executive will be subject, at the Company's option, to a non-competition obligation for a period equal to the number of years in the executive's initial term (except for Mr. R. L. Waltrip, who has a 10-year non-competition obligation). If the Company elects to have the non-competition provisions apply, during the non-competition period the Company will make payments to the executive (other than Mr. R. L. Waltrip) at a rate equal to his base salary at the time of termination, unless such termination was for cause or if the executive terminates his employment other than for Good Reason or during the Window Period, in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments. Any payments relating to the non-competition provisions will be reduced to the extent the executive has received a lump-sum payment in lieu of salary and bonus after termination of employment.

     If any payments under the executive employment agreement or under the benefit plans of the Company (including the Amended 1987 Stock Plan, the SERP for Senior Officers, the 1993 Long-Term Incentive Stock Option Plan, the 1995 Incentive Equity Plan and the 1996 Incentive Plan) would subject the executive to any excise tax under the Internal Revenue Code, the executive will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), the executive will be in the same after-tax position as if no excise tax had been imposed.

OTHER COMPENSATION

     The Named Executives and certain other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies providing death benefits to the Named Executives as follows: $2,000,000 for Mr. R. L. Waltrip; $1,500,000 for Mr. Heiligbrodt; and $1,000,000 each for Messrs. W. Blair Waltrip, Morrow and Pullins. SCI advances the annual premium on each policy, with the executive paying income tax on the term cost of the death benefit. Each executive collaterally assigned an interest in the policy to SCI in an amount equal to its cumulative premiums paid. SCI will recover its cumulative premiums paid at the earlier of 15 years or death.

DIRECTOR COMPENSATION

     The current rates of directors' and committee fees are $5,250 quarterly plus $6,000 for each meeting of the Board attended (payable to all directors), and $1,500 for each committee meeting attended (payable to non-employee directors only).

     In addition, directors or directors emeritus who are not employees of the Company or its subsidiaries automatically receive yearly awards of restricted Common Stock through 2000 pursuant to the 1995 Stock Plan For Non-Employee Directors. Each award will be made on the second Thursday of May for an amount of 3,000 shares. Each award will have a restriction period which will lapse on the second Thursday in May of the year following the year the award is granted. If the director terminates service as a director for any reason other than disability or death prior to the lapse of the restriction period, the restricted shares shall be forfeited.

The restrictions shall lapse upon the occurrence of death or total and permanent disability of the director or upon a change of control of the Company (as defined in the plan). While the restrictions are in effect, the shares cannot be sold, pledged or transferred. Except for the restrictions described above, a participant in the Plan who has been awarded shares of restricted Common Stock has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares. In 1996, each of the eleven directors who were not employees and the director emeritus received an award of 3,000 shares under the plan.

     The Company maintains a Retirement Plan for Non-Employee Directors. Under this plan, each of the directors who is not an employee of the Company, including the director emeritus, was designated as a plan participant and will be entitled to receive annual retirement benefits of $42,500 for ten years, subject to a vesting schedule. The retirement benefits will vest in 25% increments at the end of five years, eight years, eleven years and fifteen years of credited service, except that the benefits will automatically vest 100% in the event of death while a director or in the event of a change in control of the Company (as defined in the plan).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1996, the members of the Compensation Committee of the Board of Directors of the Company were Messrs. James H. Greer, John W. Mecom, Jr. and E.
H. Thornton, Jr. No member of the Compensation Committee was, during 1996, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

                              CERTAIN TRANSACTIONS

     In August 1989, the Company acquired from J. W. Morrow Investment Company its funeral home businesses located in Henderson, Texas and Charlotte, North Carolina. John W. Morrow, Jr. was the primary shareholder of J. W. Morrow Investment Company and was elected Executive Vice President of the Company in August 1989. Mr. Morrow is currently the Executive Vice President Corporate Development of the Company. In the August 1989 transaction, Mr. Morrow received shares of Common Stock of the Company as his share of the acquisition price and, in addition, entered a ten-year Agreement-Not-To-Compete with the Company. Under the Agreement-Not-To-Compete, Mr. Morrow received a cash payment and monthly payments scheduled to continue for a total of 96 months, which monthly payments totaled $152,000 in 1996. Each of Mr. Morrow's adult children entered a ten year Agreement-Not-To-Compete under which the Company is obligated to make monthly payments for the term of such agreements. The Company paid $36,000 in 1996 under the children's agreements.

     In 1996, the Company provided salary and bonus of $413,200, relocation expenses of $81,743 and other benefits of $179,709 and granted 6,000 shares of restricted stock of the Company to T. Craig Benson, son-in-law of R. L. Waltrip, in his capacity as a vice president of the Company.

     In 1996, the Company paid $45,000 cash remuneration and awarded 3,000 restricted shares of Common Stock of the Company to Wanda A. McGee, mother of R.
L. Waltrip, in her capacity as director emeritus of the Company. Pursuant to a resolution adopted by the Board in 1983, Ms. McGee is entitled as director emeritus to receive such fees and other emoluments as may be paid or awarded to directors of the Company.

     In 1996, the Company leased vehicles to companies owned by Mr. R. L. Waltrip and received rentals aggregating $50,527. The Company also leased vehicles to a company owned by Mr. Heiligbrodt and received rentals aggregating $61,390. All of the leases were entered at market rates and contain terms which, in the opinion of management, are as favorable to the Company as could have been negotiated with any third party.

     In connection with grants of restricted stock under the Amended 1987 Stock Plan, on August 19, 1993 the Company made loans of $1,700,000 to Mr. R. L. Waltrip, $1,000,000 to Mr. Heiligbrodt, $600,000 to Mr. W. Blair Waltrip and $525,000 to Mr. Morrow. The loans were made to enable such officers to pay the estimated federal income taxes resulting from their receipt of the restricted stock grants. Each of the loans remained outstanding in 1996, is due August 10, 2003 and bears interest at 6 1/2% per annum, which interest is reimbursed by the Company (together with a tax gross-up payment on the interest).

     Provident Services, Inc. and its subsidiaries ("Provident") provide various types of financing in the funeral and cemetery industry, including loans to certain employees and directors of the Company. Provident Services, Inc. is a subsidiary of the Company. During 1996, Provident had outstanding loans of $60,000 or more to officers and directors as set forth below. All such loans are secured and contain terms which, in the opinion of management, are as favorable to Provident as could have been negotiated with any third party.

     T. Craig Benson, Vice President International Operations of the Company, has a loan to exercise stock options at the prime rate, of which the largest balance in 1996 and the year end balance was $83,751.

     Gregory L. Cauthen, Vice President Treasurer of the Company, has a mortgage loan at 7.10% interest, of which the largest balance in 1996 was $185,693 and the year end balance was $174,436.

     George R. Champagne, Senior Vice President and Chief Financial Officer of the Company, has a mortgage loan at 8.3% interest, of which the largest balance in 1996 and the year end balance was $392,981. In addition, Mr. Champagne has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $126,040.

     Anthony L. Coelho, a member of the Board of Directors of the Company, has a mortgage loan at 7.20% interest, of which the largest balance in 1996 was $509,398 and the year end balance was $466,692.

     W. Mark Hamilton, Vice President Finance European Operations of the Company, has a loan for personal use at the prime rate, of which the largest balance in 1996 was $120,000 and the year end balance was zero. In addition, Mr. Hamilton has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $96,306.

     L. William Heiligbrodt, President and Chief Operating Officer of the Company, has a mortgage loan at 7.70% interest, of which the largest balance in 1996 was $366,131 and the year end balance was $361,707. Mr. Heiligbrodt has a mortgage loan at 7.60% interest, of which the largest balance in 1996 was $96,951 and the year end balance was $95,806. Mr. Heiligbrodt has a mortgage loan at 7.45% interest, of which the largest balance in 1996 was $129,538 and the year end balance was $128,634. In addition, Mr. Heiligbrodt has from Provident a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $259,082.

     Lowell A. Kirkpatrick, Jr., Vice President Corporate Development of the Company, has a mortgage loan at 6.50% interest, of which the largest balance in 1996 was $314,667 and the year end balance was $310,265. In addition, Mr. Kirkpatrick has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $98,031.

     Todd A. Matherne, Vice President Investor Relations of the Company, has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $98,031.

     Glenn G. McMillen, Senior Vice President Operations of the Company, has a mortgage loan at 7.60% interest, of which the largest balance in 1996 was $238,669 and the year end balance was $229,580. In addition, Mr. McMillen has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $126,040.

     John W. Morrow, Jr., Executive Vice President Corporate Development of the Company, has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $151,388.

     Henry M. Nelly, III, President of Provident Services, Inc., has a mortgage loan at 9.10% interest, of which the largest balance in 1996 was $110,044 and the year end balance was $102,500. Mr. Nelly has a loan to exercise stock options at the prime rate, of which the largest balance in 1996 and the year end balance was $104,375. In addition, Mr. Nelly has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $126,040.

     Jerald L. Pullins, Executive Vice President European Operations of the Company, has a mortgage loan at 9.20% interest, of which the largest balance in 1996 was $380,577 and the year end balance was $378,575. In addition, Mr. Pullins has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $154,049.

     Richard T. Sells, Senior Vice President Prearranged Sales of the Company, has a mortgage loan at 7.80% interest, of which the largest balance in 1996 was $238,571 and the year end balance was $225,296. Mr. Sells has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $130,000. In addition, Mr. Sells has an additional loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $126,040.

     James M. Shelger, Senior Vice President General Counsel and Secretary of the Company, has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $126,040.

     Jack L. Stoner, Senior Vice President Administration of the Company, has a mortgage loan at 7.20% interest, of which the largest balance in 1996 was $217,401 and the year end balance was $205,282.

     Vincent L. Visosky, Vice President Operational Controller of the Company, has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $84,026.

     R. L. Waltrip, Chairman of the Board and Chief Executive Officer of the Company, has a loan for personal use at the prime rate, of which the largest balance in 1996 and the year end balance was $259,082.

     W. Blair Waltrip, Executive Vice President Operations of the Company, has a loan for personal use at the prime rate, of which the largest balance in 1996 was $151,338 and the year end balance was zero.

     The Company has entered transactions with various subsidiaries of J.P. Morgan & Co. Incorporated ("Morgan"), which held more than 5% of the outstanding shares of Common Stock of the Company in 1996 until May 31, 1996, the date of a filing in which Morgan reported that its ownership decreased to below 5%. Accordingly, information concerning the Company's transactions with Morgan and its subsidiaries is not provided for any period after May 31, 1996.

     In connection with the Company's acquisition of an Australian company in August 1993, the Company and a Morgan subsidiary entered a swap transaction under which the Morgan subsidiary paid $110,000,000 Australian Dollars ("AUD") in August 1993 to the Company and became obligated to pay the Company (i) $73,590,000 US Dollars ("USD") in December 2000 and (ii) a variable rate of interest on $73,590,000 USD that reprices to a floating LIBOR rate every six months. In the transaction, the Company paid $73,590,000 USD in August 1993 to the Morgan subsidiary and became obligated to pay the subsidiary (i) $110,000,000 AUD in December 2000 and (ii) a fixed rate of 7.235% on $66,000,000
AUD and a variable rate of interest on $44,000,000 AUD that reprices every six months to a Bank Bill rate. This transaction expires December 29, 2000. During the five months ended May 31, 1996, no payments were made under this transaction.

     In 1993, the Company and a Morgan subsidiary agreed to a swap transaction effective February 1994 with respect to a notional amount of $150,000,000 USD, which amount was reduced to $75,000,000 USD in 1994. Under the agreement, the Morgan subsidiary is obligated to pay the Company a fixed rate of 5.36% on the notional amount for five years and the Company is obligated to pay the Morgan subsidiary a variable rate that reprices to a LIBOR rate every six months. This transaction expires February 1, 1999. In the five months ended May 31, 1996, the Company paid $2,252,083 USD to the Morgan subsidiary and received $2,010,000 USD from the subsidiary under this transaction.

     In December 1994, the Company and a Morgan subsidiary entered a swap transaction under which the Morgan subsidiary paid L129,019,336 British Pounds ("GBP") to the Company in January 1995 and became obligated to pay the Company
(i) $200,000,000 USD in December 2004 and (ii) a fixed rate of 8.488% on $200,000,000 USD. In the transaction, the Company paid $201,432,212 USD to the Morgan subsidiary in January 1995 and became obligated to pay the subsidiary (i) L128,139,416 GBP in December 2004 and (ii) a variable rate of interest on L128,139,416 GBP that reprices to a pound sterling LIBOR rate plus .529% every six months. In September 1995, this swap was amended and, instead of the Company paying a variable rate of interest on L128,139,416 GBP, the Company is obligated to pay a fixed rate of 8.549% on L65,000,000 GBP and a variable rate of interest on L63,139,416 GBP that reprices to a pound sterling LIBOR rate plus .529% every six months. This transaction expires December 15, 2004. During the five months ended May 31, 1996, the Company paid L5,610,065 GBP to the Morgan subsidiary and received $8,214,113 USD from the Morgan subsidiary under this transaction.

     Additionally in December 1994, the Company and a Morgan subsidiary entered a swap transaction under which the Morgan subsidiary paid L10,769,509 GBP to the Company in January 1995 and became obligated to pay the Company (i) $72,500,000 USD in December 2004 and (ii) a fixed rate of 7.973% on $72,500,000 USD. In the transaction, the Company paid $17,467,577 USD to the Morgan subsidiary in January 1995 and became obligated to pay the subsidiary (i) L46,450,538 GBP in December 2004 and (ii) a variable rate of interest on L46,450,538 GBP that reprices to a pound sterling LIBOR rate every six months. This transaction expires December 15, 2004. During the five months ended May 31, 1996, no payments were made under this transaction.

     In connection with a private debt offering, the Company and a Morgan subsidiary entered a swap transaction under which the Morgan subsidiary paid L127,712,273 GBP to the Company in January 1995 and became obligated to pay the Company $19,290,647 every six months. In the transaction, the Company paid $199,010,865 USD to the Morgan subsidiary in January 1995 and became obligated to pay the subsidiary (i) L10,202,500 GBP every six months, (ii) scheduled amounts every six months, which amounts vary from L1,319,735 GBP due July 27, 1995 to L2,433,361 GBP due January 2002, and (iii) a variable rate of interest that reprices to a pound sterling LIBOR rate every six months, plus a spread of 0.685%, on scheduled notional amounts, which notional amounts decrease from L25,542,455 GBP in January 1995 to L2,433,361 in July 2001. This transaction expires January 27, 2002. During the five months ended May 31, 1996, no payments were made under this transaction.

     In connection with the Company's public offering of equity securities in September 1995, Morgan subsidiaries, among others, were underwriters and received in January 1996 $672,046 in discounts or fees for their underwriting services.

     In connection with a private debt offering, a Company subsidiary and a Morgan subsidiary entered a swap transaction under which the Morgan subsidiary paid $135,550,000 Canadian Dollars ("CAD") in November 1995 and became obligated to pay the Company (i) $100,000,000 USD in November 2010, and (ii) a fixed rate of 6.95% on $100,000,000 USD. In the transaction the Company paid $100,000,000 USD to the Morgan subsidiary in November 1995 and became obligated to pay the subsidiary (i) $135,550,000 CAD in November 2010, and (ii) a variable rate interest on $135,550,000 CAD that reprices to a Bankers' Acceptance rate every three months. This transaction expires November 2010. During the five months ended May 31, 1996, no payments were made under this transaction.

     In January 1996, the Company and a Morgan subsidiary entered a swap transaction under which the Morgan subsidiary became obligated to pay the Company (i) $100,000,000 USD in January 1998, and (ii) a fixed rate of 5.37% on $100,000,000 USD. The Company is obligated to pay the subsidiary 493,920,000 French Francs ("FRF") in January 1998, and (ii) a fixed rate of 5.0865% on 493,920,000 FRF. This transaction expires January 16, 1998.

     The Company or its subsidiaries have entered a series of currency exchanges with Morgan subsidiaries in December 1995 through January 1996. In these exchanges, the Company and its subsidiaries have paid to Morgan subsidiaries L8,785,486 GBP and $13,639,467 USD. In the exchanges, the Morgan subsidiaries paid to the Company and its subsidiaries L8,785,486 GBP and $13,643,860 USD.

     In March 1996 and as amended in May 1997, the Company and a Morgan subsidiary entered a swap transaction with respect to a notional amount of 492,000,000 FRF. In the transaction, the Morgan subsidiary is obligated to pay the Company in FRF a variable rate that reprices every three months to a PIBOR rate, and the Company is obligated to pay in FRF a variable rate that reprices every three months to a deutschemark LIBOR rate plus 23 basis points. This transaction expires April 26, 2006.

     In March 1996, the Company and a Morgan subsidiary entered a swap transaction with respect to a notional amount of 494,000,000 FRF. The Morgan subsidiary is obligated to pay the Company in FRF (i) a fixed rate of 6.8% on the notional amount until April 1998, and (ii) after April 1998, a variable rate that reprices every three months to a PIBOR rate. The Company is obligated to pay the Morgan subsidiary in FRF (i) a variable rate that reprices every three months to a deutschemark LIBOR rate, plus 197 basis points, on the notional amount until April 1998, and (ii) after April 1998, a variable rate that reprices every three months to a deutschemark LIBOR rate. This transaction expires April 1, 2006.

     Also in March 1996, the Company and the Morgan subsidiary entered a swap transaction with respect to a notional amount of 494,000,000 FRF. The Morgan subsidiary is obligated to pay the Company in FRF a variable rate that reprices every three months to a floating deutschemark LIBOR rate, plus 197 basis points, on the notional amount. The Company is obligated to pay a fixed rate of 6.2% on the notional amount. This transaction expires April 1, 1998.

     In the five months ended May 31, 1996, the Company paid a Morgan subsidiary fees of $175,000 for management of funds in the United Kingdom.

     In the Company's public offering of debt securities completed in May 1996, Morgan subsidiaries, among others, were underwriters and received underwriting discounts or fees of $492,438.

     In the five months ended May 31, 1996, the Company paid to Morgan subsidiaries $62,500 for advisory services in connection with European acquisition opportunities.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     To the knowledge of the Company, no person beneficially owned more than five percent of the issued and outstanding Common Stock of the Company as of March 21, 1997.

     The table below sets forth, as of March 21, 1997, the amount of the Company's Common Stock beneficially owned by each executive officer named in the Summary Compensation Table, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have voting or investment power, unless otherwise noted. Such persons have sole voting power and investment power unless otherwise noted.

                                                                 AMOUNT
                                                              BENEFICIALLY      PERCENT
                NAME OF INDIVIDUAL OR GROUP                     OWNED(1)        OF CLASS
                ---------------------------                   ------------      --------
R. L. Waltrip...............................................   1,314,818(2)         *
L. William Heiligbrodt......................................     590,404(3)         *
W. Blair Waltrip............................................   1,851,594(4)         *
John W. Morrow, Jr. ........................................     281,972(5)         *
Jerald L. Pullins...........................................     272,918(6)         *
Anthony L. Coelho...........................................      27,250            *
Douglas M. Conway...........................................     176,826(7)         *
Jack Finkelstein............................................     529,382(8)         *
A. J. Foyt, Jr. ............................................      37,800(9)         *
James J. Gavin, Jr. ........................................      81,452(10)        *
James H. Greer..............................................      25,274            *
B. D. Hunter................................................     132,634(11)        *
John W. Mecom, Jr. .........................................      20,000            *
Clifton H. Morris, Jr. .....................................      28,034(12)        *
E. H. Thornton, Jr. ........................................     114,900            *
Edward E. Williams..........................................      26,716            *
Executive Officers and Directors
  as a Group (29 persons)...................................   6,160,070(13)      2.6%

---------------

  *  Less than one percent

 (1) For each of Messrs. Coelho, Conway, Finkelstein, Foyt, Gavin, Greer, Hunter, Mecom, Morris, Thornton and Williams, the amounts include 3,000 shares held under the 1995 Stock Plan for Non-Employee Directors, and each such director has sole voting and shared investment power with respect to such shares.

 (2) Includes 468,384 shares held in two trusts (under one of which trusts Mr.
     R. L. Waltrip's wife is a beneficiary) under which Mr. R. L. Waltrip's three children, as trustees, either share or have sole voting and investment powers. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote (4). The information herein regarding ownership of equity securities by the trusts is for informational purposes only and is not to be construed as a statement that Mr. R. L. Waltrip is a beneficial owner of any such securities, as any beneficial ownership thereof is expressly disclaimed by Mr. R. L. Waltrip. Also includes 220,000 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (3) Includes 6,750 shares and 1,460 shares held in two trusts for which Mr. Heiligbrodt is trustee and 5,830 shares owned by Mr. Heiligbrodt's wife, daughter, or son, of which shares Mr. Heiligbrodt disclaims beneficial ownership.

 (4) Includes 127,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in three trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have either shared or sole voting and investment power and 26,566 shares held in other family trusts. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (2).

 (5) Includes 20,000 shares held by a charitable foundation of which Mr. Morrow is a director. Mr. Morrow has shared voting and investment power for such shares and disclaims beneficial ownership of such shares.

 (6) Includes 15,160 shares held by a trust of which Mr. Pullins' wife is trustee for the benefit of Mr. Pullins' children. Mr. Pullins disclaims beneficial ownership of such shares.

 (7) Includes 173,826 shares held by a family trust of which Mr. Conway is a trustee and as to which he shares voting and investment power.

 (8) Includes 482,708 shares held in five trusts for the benefit of other family members and/or himself, and 2,010 shares held by a charitable foundation of which Mr. Finkelstein is President. As trustee, Mr. Finkelstein has sole voting and investment power with respect to 316,574 shares and shares voting and investment power with respect to 168,144 shares. Mr. Finkelstein disclaims beneficial ownership as to 168,144 shares held in such trusts and by the foundation. Also includes 13,292 shares which may be acquired through conversion of preferred stock of a subsidiary, of which shares Mr. Finkelstein disclaims beneficial ownership.

 (9) Includes 8,800 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares.

(10) Includes 37,884 shares held by a charitable foundation of which Mr. Gavin is President, of which shares Mr. Gavin disclaims beneficial ownership.

(11) Includes 22,484 shares held directly by Mr. Hunter, 38,408 shares indirectly controlled by Mr. Hunter (of which Mr. Hunter disclaims beneficial ownership) and 71,742 shares held by Mr. Hunter's Individual Retirement Account.

(12) Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(13) Includes 33,000 shares held under the 1995 Stock Plan for Non-Employee Directors and 6,000 restricted shares held under Company stock plans, for all of which restricted shares one individual has sole voting and shared investment power, as well as 312,947 shares which may be acquired upon exercise of stock options exercisable within 60 days.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Coopers & Lybrand L.L.P., Certified Public Accountants ("Coopers"), to serve as the independent accountants for the Company for the fiscal year ending December 31, 1997. Coopers has audited the Company's accounts since 1993. A representative of Coopers is expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions at such meeting.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that A. J. Foyt Jr., a director, filed late one Form 4 reporting one transaction.

PROXY SOLICITATION

     In addition to solicitation by mail, further solicitation of proxies may be made by telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. In addition, the Company has retained Kissel-Blake Inc. to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. Such solicitations may be by mail, facsimile, telephone, telegraph or personal interview. The fee of such firm is not expected to exceed $12,000 plus reimbursement for reasonable expenses.

OTHER BUSINESS

     The Board of Directors of the Company is not aware of other matters to be presented for action at the meeting; however, if any such matters are presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal to be presented by a shareholder at the Company's 1998 Annual Meeting of Shareholders scheduled to be held on May 14, 1998 must be received by the Company by December 12, 1997, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.

     It is important that proxies be returned to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

                                        Service Corporation International
                                        1929 Allen Parkway,
                                        P.O. Box 130548
                                        Houston, Texas 77219-0548

                                        April 11, 1997

                                   [SCI LOGO]
                       Service Corporation International
                               1929 Allen Parkway
                                P.O. Box 130548
                           Houston, Texas 77219-0548

PROXY                                                                     PROXY

                      SERVICE CORPORATION INTERNATIONAL

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS--MAY 8, 1997

The undersigned hereby appoints ROBERT L. WALTRIP, L. WILLIAM HEILIGBRODT, GEORGE R. CHAMPAGNE and JAMES M. SHELGER and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Texas Commerce Center Auditorium, First Floor, Texas Commerce Center, 601 Travis, Houston, Texas on Thursday, May 8, 1997, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors.

         PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [||]

    [                                                                       ]

1.  Election of Directors --                         For   Withheld   For All
    Nominees: Anthony L. Coelho, A. J. Foyt, Jr.,    All      All     Except
    E. H. Thornton, Jr., R. L. Waltrip and
    Edward E. Williams                               [ ]      [ ]       [ ]

    _________________________________
    (Except nominee(s) written above)


                                        The undersigned acknowledges receipt of
                                        the Notice of Annual Meeting of
                                        Shareholders and of the Proxy Statement.

                                                       Dated: ___________, 1997

                                        Signature(s) __________________________

                                        _______________________________________
                                        Please sign exactly as your name
                                        appears. Joint owners should each sign
                                        personally. Where applicable, indicate
                                        your official position or
                                        representation capacity.